                                  SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

[X]  Filed by the Registrant
[_]  Filed by a Party other than the Registrant

     Check the appropriate box:
     [X] Preliminary Proxy Statement
     [_]    Confidential, for Use of the
            Commission Only (as permitted by Rule 14a - 6(e)(2))
     [_]    Definitive Proxy Statement
     [_]    Definitive Additional Materials
     [_]    Soliciting Material Under Rule 14a-12

                            HARKEN ENERGY CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

________________________________________________________________________________
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee  (Check the appropriate box):
     [X]    No fee required.
     [_]    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
            0-11.

            (1)  Title of each class of securities to which transaction applies:

            ____________________________________________________________________

            (2)  Aggregate number of securities to which transaction applies:

            ____________________________________________________________________

            (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

            ____________________________________________________________________

            (4)  Proposed maximum aggregate value of transaction:

            ____________________________________________________________________

            (5)  Total fee paid:

            ____________________________________________________________________

     [_]    Fee paid previously with preliminary materials.

     ___________________________________________________________________________

     [_]    Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     ___________________________________________________________________________

     (1)    Amount previously paid:

     ___________________________________________________________________________

     (2)    Form, Schedule or Registration Statement No.:

     ___________________________________________________________________________

     (3)    Filing Party:

     ___________________________________________________________________________

     (4)    Date Filed:

     ___________________________________________________________________________

                                     HARKEN
                               Energy Corporation

                     580 Westlake Park Boulevard, Suite 600
                              Houston, Texas 77079

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          to be held            , 2002

     Notice is hereby given that the Annual Meeting of Stockholders (the "Annual Meeting") of Harken Energy Corporation, a Delaware corporation ("Harken"), will
be held at [___________________], Houston, Texas on            , 2002 at 5:00
p.m. local time for the following purposes:

     (1) To approve a $10 million underwritten Rights Offering of Harken Common Stock and the issuance of such number of shares of Harken Common Stock as may be necessary to accomplish such Rights Offering;

     (2) To approve the redemption of up to $20 million principal amount of Harken's 5% European Notes due May 2003 (the "5% European Notes") and the issuance of such number of shares of Harken Common Stock as may be necessary to accomplish such redemption; and

     (3) To elect three Class C Directors of Harken to hold office in accordance with Harken's Certificate of Incorporation until the 2005 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified.

     Your Board of Directors recommends that you vote in favor of each of the proposals described in this Proxy Statement.

     The Board of Directors has fixed the close of business on _________ __, 2002 as the date of record for determining the stockholders entitled to notice of and to vote, either in person or by proxy, at the Annual Meeting and any adjournment or postponement thereof.

     Harken's Annual Report to Shareholders, a Proxy Statement containing information relating to the matters to be acted upon at the Annual Meeting, a form of Proxy, and a letter to the stockholders from the Chairman of the Board accompany this Notice.

     You are cordially invited to attend the Annual Meeting. Whether or not you plan to attend, you are urged to date, sign and promptly return your proxy so that your shares may be voted in accordance with your wishes and in order that the presence of a quorum may be assured. Your vote is important. The giving of a proxy does not affect your right to revoke it later or vote your shares in person if you should attend the Annual Meeting.

     If you plan to attend the Annual Meeting, please note that this is a stockholders' meeting and attendance will be limited to stockholders of Harken or their qualified representative. Each stockholder may be asked to present valid picture identification, such as a driver's license or passport. Stockholders holding stock in brokerage accounts ("street name" holders) will not need to bring a copy of a brokerage statement reflecting stock ownership as of the Record Date. Qualified representatives of a stockholder must have identification as well as a properly executed and guaranteed proxy from the stockholder they are representing. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

                                              By Order of the Board of Directors
                                              /s/ A. WAYNE HENNECKE
                                              A. Wayne Hennecke, Secretary

Houston Texas

__________,2002

                                     HARKEN
                               Energy Corporation

                     580 Westlake Park Boulevard, Suite 600
                              Houston, Texas 77079

                         ANNUAL MEETING OF STOCKHOLDERS
                          to be held            , 2002


                             SOLICITATION OF PROXIES

     The accompanying proxy is solicited on behalf of the Board of Directors of Harken Energy Corporation, a Delaware corporation ("Harken"), in connection with the Annual Meeting of Stockholders (the "Annual Meeting"), which will be held at
[_____________________], Houston, Texas, on            , 2002 at 5:00 p.m. local
time, and at any adjournments or postponements thereof, for the purposes set forth in the accompanying notice. This Proxy Statement and the accompanying Proxy was first mailed to stockholders of record on or about __________, 2002.

                        RECORD DATE AND VOTING SECURITIES

     The Board of Directors has fixed the close of business on _________ __, 2002 as the record date for determining the holders of common stock, $.01 par value per share, of Harken ("Common Stock") entitled to notice of and to vote, either in person or by proxy, at the Annual Meeting. The shares of Common Stock are the only shares of capital stock entitled to vote at the Annual Meeting. On
            , 2002, Harken had __________ shares of Common Stock outstanding.

                          RECOMMENDATIONS OF THE BOARD

     Unless a stockholder gives other instructions on the proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendation of the Board of Directors. The Board's recommendation is set forth together with the description of each item in this Proxy Statement. In summary the Board recommends a vote:

..    FOR a $10 million underwritten Rights Offering of Harken Common Stock and the issuance of such number of shares of Harken Common Stock as may be necessary to accomplish such Rights Offering;

..    FOR the redemption of up to $20 million principal amount of Harken's 5%
     European Notes and the issuance of such number of shares of Harken Common Stock as may be necessary to accomplish such redemption; and

..    FOR the election of the three nominees named in this Proxy Statement as the
     Class C Directors of Harken to hold office in accordance with Harken's Certificate of Incorporation until the 2005 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified.

     Please note that under certain circumstances, Harken may not have a sufficient number of shares authorized to consummate the Rights Offering and/or to redeem the 5% European Notes.

     Please also note that, with respect to Item One above, stockholders are only being asked to approve the Rights Offering and are not being asked to take any action at this time with respect to the Rights Offering. A vote in favor of Item One will not obligate any stockholder to purchase shares in the Rights Offering. The Rights Offering will be offered in a separate mailing to the stockholders, as discussed further in this Proxy Statement.

                                QUORUM AND VOTING

     The presence, in person or represented by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining whether a quorum is present. If a quorum is not present or represented by proxy, the stockholders entitled to vote thereat, present in person or represented by proxy, have the power to adjourn the meeting from time to time, without notice other than an announcement at the meeting until a quorum is present or represented. At any such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally called.

     The affirmative vote of a plurality of the votes cast at the meeting is required for the election of directors. A properly executed proxy marked "Withhold Authority" with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for the purpose of determining whether there is a quorum. Abstentions and broker non-votes will have no effect on the election of nominees to the Board of Directors.

     In the election of Directors, each holder of Common Stock, upon giving proper notice, will be entitled to cumulate his, her or its votes by voting the total number of shares of Common Stock held by such stockholder at the close of business on the Record Date multiplied by the number of Directors to be elected, as such stockholder may see fit. Any holder of Common Stock who intends to cumulate his, her or its votes is required to give written notice of such intention to the Secretary of Harken on or before thirty days preceding the election at which such holder intends to cumulate his, her or its votes. Notice may be given on the Proxy, if done so in a timely manner. All holders of Common Stock, including holders of proxies, may cumulate their votes if any holder has given such written notice. Discretionary authority to cumulate votes is being solicited only in the event an individual shareholder first elects to cumulate his, her or its votes.

     The affirmative vote of a majority of the shares having voting power present, in person or represented by proxy, at the Annual Meeting is required to approve the Rights Offering and the proposed redemptions of 5% European Notes (Items One and Two). Abstentions will have the same effect as votes against these proposals. Broker non-votes will not be considered as votes against these proposals.

     Delaware law does not afford our stockholders the opportunity to dissent from the actions described in these proposals and receive value for their Common Stock.

                               PROXY SOLICITATION

     The expense of the solicitation of proxies will be borne by Harken. Solicitation of proxies may be made in person or by mail, telephone or telegraph by directors, executive officers and other employees of Harken. Harken will request banking institutions, brokerage firms, custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of Common Stock held of record by such persons, and Harken will reimburse such entities for their reasonable out-of-pocket expenses. Harken has retained the services of Morrow & Co. to solicit proxies by mail, telephone, telegraph or personal contact. The estimated cost, if any, of the professional solicitation will be approximately $40,000 (including out-of-pocket expenses). If you have any questions prior to the Annual Meeting, or need further assistance, please call our proxy solicitor, Morrow & Co., at 1-800-607-0088. Brokerage firms and banks should call 1-212-754-8000.

                               REVOCATION OF PROXY

     Any stockholder returning the accompanying proxy may revoke such proxy at any time prior to its exercise (a) by giving written notice to the Secretary of Harken of such revocation; (b) by voting in person at the meeting; or (c) by executing and delivering to the Secretary of Harken a later dated proxy.

                            OWNERSHIP OF COMMON STOCK

Security Ownership of Certain Beneficial Owners

     As of August 14, 2002, the only persons known by Harken to beneficially own five percent (5%) or more of the outstanding shares of Common Stock were:

    Name                                                Shares                Percent Ownership
    -----------------------------------         -----------------------      --------------------
    Michael B. Rohlfs, Attorney in Fact
    for Traco International, N.V.                       1,234,033                        5.09%
    5N762 Burr Road
    St. Charles, Illinois 60175

    Robert Anderson                                     2,000,000                        8.53%
    Ch. 7 Trustee for Benz Energy, Inc.
    Century Plaza, Suite 412
    911 NW Loop 281
    Longview, Texas 75604

Security Ownership of Directors and Management

     The following table sets forth information regarding the number of shares of Common Stock beneficially owned by each Director, each named executive officer, and all of Harken's Directors and executive officers as a group as of August 14, 2002:

                                                   Number of Shares
    Name                                          Beneficially Owned            Percent of Class
    -----------------------------------         -----------------------       --------------------
    Michael M. Ameen, Jr.                                  23,100 (1)                        (2)
    Larry G. Akers                                          3,500 (3)                        (2)
    Marvin M. Chronister                                        0                            (2)
    James W. Denny, III                                    20,500 (4)                        (2)
    Mikel D. Faulkner                                     431,625 (5)                      1.84%
    James H. Frizell                                       18,000                            (2)
    Bruce N. Huff                                         171,125 (6)                        (2)
    Dr. J. William Petty                                   11,000 (7)                        (2)
    Guillermo Sanchez                                       9,751 (8)                        (2)
    H. A. Smith                                            27,930 (9)                        (2)
    Stephen C. Voss                                       163,625 (10)                       (2)

    All Directors and Executive Officers
    as a group (11 persons)                               880,156 (11)                      3.7%

     ________________________________________

      (1) Includes 20,000 shares issuable within 60 days upon exercise of options issued by Harken.
      (2)    Less than one percent (1%)

     (3) Includes 2,500 shares issuable within 60 days upon exercise of options issued by Harken.
     (4) Includes 17,500 shares issuable within 60 days upon exercise of options issued by Harken.
     (5) Includes 355,625 shares issuable within 60 days upon exercise of options issued by Harken.
     (6) Includes 168,625 shares issuable within 60 days upon exercise of options issued by Harken.
     (7) Includes 2,500 shares issuable within 60 days upon exercise of options issued by Harken.
     (8) Includes 7,800 shares issuable within 60 days upon exercise of options issued by Harken.
     (9) Includes 20,000 shares issuable within 60 days upon exercise of options issued by Harken.
     (10) Includes 162,625 shares issuable within 60 days upon exercise of options issued by Harken.
     (11) Includes 757,175 shares issuable within 60 days upon exercise of options issued by Harken.

                          ITEM ONE: THE RIGHTS OFFERING

     The Board of Directors is submitting for stockholder approval, and recommends that the stockholders approve, a $10 million underwritten Rights Offering of Common Stock (the "Rights Offering") and, in accordance with Section 713 of the American Stock Exchange Listing Standards, Policies and Procedures (the "AMEX Rules"), the issuance of such number of shares of Common Stock as may be necessary to accomplish the Rights Offering.

The Rights Offering

     The Rights Offering is intended to raise $10,000,000 (the "Subscription Amount") for Harken by distributing to each holder of Harken's Common Stock, as of the record date for the Rights Offering, subscription rights (the "Rights") to purchase shares of Harken Common Stock. The subscription price (the "Subscription Price") in the Rights Offering will be 70% of the "Current Market Price" (as defined below) of Common Stock. In addition, the holders of Harken convertible preferred stock will have the right to participate in the Rights Offering based on the number of shares of Common Stock such holders would receive if such holders converted their preferred stock into shares of Common Stock.

     The "Current Market Price" of Common Stock for the purpose of the Rights Offering will be the average of the closing prices of Common Stock on the American Stock Exchange for the five trading days immediately preceding the commencement of the Rights Offering, but will be no greater than $0.50 per share and no less than $0.15 per share. Although the exact number of shares to be issued in connection with the Rights Offering depends upon the Current Market Price at the time the Rights Offering commences, the minimum number of shares that will be issued is approximately 28.6 million and the maximum number of shares that will be issued is approximately 95.2 million. Given the large number of shares to be issued in connection with the Rights Offering, the Rights Offering could result in substantial dilution of the existing Harken stockholders who do not participate in the Rights Offering. Further, depending upon the results of the Rights Offering, the number of new shares to be issued could result in a change of control of Harken. In addition, the stockholders may be subject to substantial dilution as a result of redemption of a portion of the 5% European Notes. See "Item Two."

     Harken has entered into an agreement with Lyford Investments Enterprises Ltd. ("Lyford") to serve as the underwriter of the Rights Offering. Lyford has agreed to purchase at the Subscription Price any of the underlying shares of Common Stock that are not purchased by the stockholders in the Rights Offering (the "Unsubscribed Shares"). As compensation to Lyford for its commitment, Harken will pay to Lyford an amount equal to 6% (the "Standby Commitment Fee") of the aggregate offering price of the aggregate number of shares of Common Stock issuable upon exercise of the Rights (i.e., an aggregate fee of $600,000). Such fee shall be payable on September 18, 2002, and shall be payable in 1,714,286 shares of Common Stock, with each such share being attributed a value equal to the average of the closing prices of Common Stock on the American Stock Exchange for the five trading days immediately preceding September 6, 2002. Lyford has indicated to management of Harken that it intends to vote all of its shares of Harken Common Stock (which as of the date of this Proxy Statement is ______________, representing __% of the outstanding shares entitled to vote at the Annual Meeting) in favor of Item One, as well as to vote in favor of all of the other proposals in this Proxy Statement. As a result of the agreement with Lyford, if none of Harken's common or preferred stockholders elect to exercise their Rights to purchase shares of Harken Common Stock, and depending upon the Current Market Price used in the Rights Offering, Lyford could own up to 81% of Harken's common shares outstanding.

     Harken will notify Lyford if the Rights Offering will not occur, was not approved by the stockholders, or was otherwise terminated. In such event, the agreement with Lyford will terminate (except for certain sections). In such event, Lyford will be entitled to retain one-half (1/2) of the Standby Commitment Fee shares. Within thirty (30) days from the termination date, Lyford will either (i) return the other one-half (1/2) of the Standby Commitment Fee shares to Harken, or (ii) retain the other one-half (1/2) of the Standby Commitment Fee shares and remit to Harken $300,000.

     Harken anticipates commencing the Rights Offering on            , 2002. In
connection with the Rights Offering, Harken has filed a Registration Statement on Form S-3 with the Securities and Exchange Commission. The Registration Statement, which has not yet been declared effective by the Commission, describes in more detail the terms of the Rights Offering. We encourage you to read it carefully.

     Harken intends to use the proceeds of the Rights Offering for the following purposes: to repay a $5 million loan made by Lyford to Harken during 2002 that is evidenced by a 10% promissory note (the "Lyford Note"), which is due by its terms in 2005, but must be prepaid upon completion of the Rights Offering; to reduce Harken's convertible debt that matures next year and/or to reduce other debt; and for other corporate purposes.

Reasons for Approving the Rights Offering

     Under Section 713 of the AMEX Rules, issuers whose securities are listed on the American Stock Exchange, the exchange on which Harken's Common Stock is listed, are required to obtain stockholder approval, prior to listing on the exchange securities issued in connection with a transaction, other than a public offering, involving the sale, issuance, or potential issuance by the company of common stock equal to 20 percent or more of presently outstanding stock for less than the greater of book or market value of the stock.

     As of August 14, 2002, Harken had outstanding 23,430,807 shares of Common Stock. Although the exact number of shares to be issued in connection with the Rights Offering depends upon the Current Market Price at the time the Rights Offering commences, the minimum number of shares that will be issued is approximately 28.6 million and the maximum number of shares that will be issued is approximately 95.2 million. Because the Rights Offering would result in the issuance of a number of shares that is greater than 20% of the currently outstanding shares of Common Stock, the AMEX Rules require stockholder approval as a condition to listing such additional shares on the American Stock Exchange.

     The Board of Directors believes that the Rights Offering is in the best interest of Harken and its stockholders. The Rights Offering will, if consummated, permit Harken's then-current stockholders an opportunity to purchase additional shares of Common Stock at a 30% discount to the Current Market Price of Common Stock at the time the Rights Offering commences. In addition, it will generate $10 million in additional capital for Harken. As described above, these proceeds are intended, among other things, to be used to reduce a portion of Harken's debt balances. To the extent Harken is unable to repurchase its 5% European Notes and Benz Convertible Notes Due 2003 (the "Benz Notes") prior to maturity, it will have to pay such notes in cash, redeem the notes by converting them into Common Stock, and/or otherwise restructure the notes. There can be no assurance that Harken would be successful in restructuring its obligations under the then-outstanding notes, have sufficient authorized shares to redeem such notes, or would have available sufficient funds to pay such notes in cash upon maturity.

     Stockholders are being asked to approve the Rights Offering and the issuance of shares of Common Stock necessary to accomplish the Rights Offering. Stockholders are not being asked to decide at this time whether or not to exercise their Rights in the Rights Offering. A vote in favor of the Rights Offering will not obligate any stockholder to purchase shares in the Rights Offering.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ISSUANCE OF SHARES OF COMMON STOCK IN CONNECTION WITH THE RIGHTS OFFERING.

Vote Required

     The proposal to approve the Rights Offering and the issuance of shares of Common Stock in connection with the Rights Offering requires the affirmative vote of a majority of the shares having voting power present, in person or represented by proxy, at the Annual Meeting. Abstentions will have the same effect as votes against the proposal. Broker non-votes will not be considered as votes against the proposal.

                    ITEM TWO: REDEMPTION OF 5% EUROPEAN NOTES

Background

     On May 26, 1998, Harken issued to qualified purchasers a total of $85 million in 5% European Notes which mature on May 26, 2003. Harken management has actively pursued, and continues to pursue, negotiated transactions to repurchase or exchange the 5% European Notes in advance of their maturity next year. Since the filing of Harken's quarterly report on Form 10-Q for the second quarter of 2002, Harken has continued to reduce the balance of the 5% European Notes through exchanges, repurchases, and other applicable forms of restructurings such that as of the date of this Proxy Statement, Harken has repurchased or exchanged approximately $51,900,000 of the 5% European Notes, leaving approximately $33,100,000 of the 5% European Notes issued and outstanding. The 5% European Notes Trust Indenture was previously filed with the Securities and Exchange Commission as Exhibit 10.1 to the Form 10-Q for the quarter ended June 30, 1998.

     The 5% European Notes were issued primarily to raise funds to further Harken's exploration and development operations in Colombia, South America. Due to the risks involved in such operations, Harken negotiated redemption features for the 5% European Notes to allow Harken to redeem the notes by converting them into Common Stock. Beginning November 26, 2002, Harken may redeem up to 50% of the 5% European Notes in exchange for shares of Common Stock at a defined conversion price, as discussed below, based on an average market price of Common Stock. On May 26, 2003, Harken may similarly redeem all remaining 5% European Notes for shares of Common Stock.

     If Harken elects to redeem the 5% European Notes for shares of Common Stock, each note will be redeemed for a number of shares of Common Stock equal to 115% of the principal value of the note to be redeemed, plus accrued and unpaid interest thereon, divided by the average market price of the stock over the 30 calendar days immediately preceding the date of the notice of the redemption. The number of shares that might be issued to redeem the 5% European Notes will vary significantly depending upon the average market price of Common Stock over the 30 days preceding the redemption notice, and the amount of the 5% European Notes to be redeemed. For example, if 5% European Notes had been converted on August 14, 2002, with an estimated conversion price of $.30, for every $1,000,000 of the 5% European Notes converted at this price, Harken would have been required to issue to the noteholders approximately 3.8 million shares of Common Stock. Thus, if Harken redeemed $20 million principal amount of the 5% European Notes at this price, Harken would be required to issue approximately 76 million shares of its Common Stock. In addition, if the entire $33,100,000 of outstanding 5% European Notes were redeemed at this price, Harken would be required to issue approximately 127 million shares of its Common Stock. Such a large issuance of shares in connection with the redemptions of the 5% European Notes would result in substantial dilution of the existing Harken common stock. Further, the number of new shares to be issued could result in a change of control of Harken. In addition, if a stockholder does not participate in the Rights Offering, he could be further diluted. See "Item One".

Reasons for Approving the Redemption of the 5% European Notes

               The Board of Directors is seeking stockholder approval of the redemption of up to $20 million principal amount of the 5% European Notes and, under Section 713 of the AMEX Rules, the issuance of such number of shares of Common Stock as may be necessary to redeem up to $20 million principal amount of the 5% European Notes.

               As of August 14, 2002, Harken had outstanding 23,430,807 shares of Common Stock. Although the exact number of shares to be issued in connection with redemptions of the 5% European Notes will depend upon the amount of notes to be redeemed and the average market price of Harken Common Stock at the time of the redemptions, at present market prices, even the redemption of a small amount of the notes would result in the issuance of a number of shares that is greater than 20% of the currently outstanding shares of Common Stock. Consequently, the AMEX Rules require stockholder approval as a condition to listing such additional shares on the American Stock Exchange.

               By seeking stockholder approval to issue shares to redeem up to $20 million principal amount of the 5% European Notes, however, Harken is neither obligating itself to redeem the maximum dollar amount of notes nor to issue any particular number of shares. Harken will continue to effect such exchanges, repurchases, redemptions and other restructurings of the 5% European Notes as it deems most beneficial to Harken and its stockholders, which could result in a remaining principal amount outstanding to be redeemed that is less than $20 million.

               The Board of Directors believes, however, that it is in the best interests of Harken and its stockholders to take advantage of the redemption provisions of the 5% European Notes and to issue shares of Common Stock to redeem up to $20 million principal amount of the 5% European Notes. Harken will continue to seek to reduce the balance of the 5% European Notes through exchanges, repurchases, redemptions and other applicable forms of restructurings. Redeeming such Notes for shares of Common Stock will decrease Harken's debt, which will in turn increase Harken's net asset base and could position Harken for increased growth opportunities.

               Without stockholder approval of this Item, due to Harken's current market price, Harken will be unable to redeem for stock any significant amount of the 5% European Notes without violating Section 713 of the AMEX Rules. Given the current market price of the Common Stock as of the date of this Proxy Statement and the current number of Common shares outstanding, Harken would only be able to redeem pursuant to the redemption provisions of the 5% European Notes approximately $1.3 million of the 5% European Notes before the number of shares to be issued would require stockholder approval under the AMEX Rules. If the stockholders do not approve this Item, Harken's alternatives would be to:

     . Redeem or repurchase notes for cash, or repay the notes at maturity. There can be no assurance that Harken would have available sufficient funds to pay the notes in cash upon maturity, or to otherwise redeem or repurchase notes for cash.
     . Exchange notes for other securities (such as debt instruments or preferred stock) or property. Harken may not be successful in exchanging notes for other securities or property.
     . Otherwise restructure the notes. Harken may not be successful in restructuring its obligations under the notes.
     . Effect redemptions despite the absence of stockholder approval to issue shares. As discussed above, stockholder approval would be required under Section 713 of the AMEX Rules in order for Harken to redeem any significant amount of the 5% European Notes. If stockholder approval is not obtained, Harken could be subject to potential delisting of its Common Stock from the American Stock Exchange if it redeems such notes in an amount that violates the AMEX Rules.

               If Harken is not successful in any of these alternatives, Harken would be in danger of defaulting under the notes if they could not be timely redeemed.

               The Board of Directors is seeking stockholder approval of the issuance of shares pursuant to the redemption of up to $20 million of the 5% European Notes in order to comply with the AMEX Rules. If this Item is not approved by the stockholders, however, Harken may determine to proceed with the redemption of $20 million or more of the notes without such approval if the Board determines that effecting such transactions are in the best interest of Harken and its stockholders. Also, even if stockholder approval is obtained, redemption of up to $20 million of the 5% European Notes may result in an issuance of shares that is in excess of the amount of shares currently authorized for issuance. In addition, any remaining outstanding principal balance could also require additional stockholder approval in order to be redeemed for shares of Harken Common Stock. There can be no assurance that Harken could receive the required stockholder approval to redeem the entire amount of the outstanding notes. If required stockholder approvals are not obtained, Harken could be subject to potential delisting of its Common Stock from the American Stock Exchange.

               THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ISSUANCE OF SUCH NUMBER OF SHARES OF COMMON STOCK AS ARE NECESSARY TO REDEEM UP TO $20 MILLION PRINCIPAL AMOUNT OF THE 5% EUROPEAN NOTES.

Vote Required

               The proposal to approve the redemption of up to $20 million principal amount of 5% European Notes and the issuances of additional shares in connection with the redemption of up to $20 million principal amount of the 5% European Notes requires the affirmative vote of a majority of the shares having voting power present, in person or represented by proxy, at the Annual Meeting. Abstentions will have the same effect as votes against the proposal. Broker non-votes will not be considered as votes against these proposals.

                        ITEM THREE: ELECTION OF DIRECTORS

               The number of directors constituting the full Board of Directors of Harken has been established as nine (9) in accordance with Harken's Bylaws. The Certificate of Incorporation provides that the Board of Directors be divided into Classes A, B and C, with staggered terms of three (3) years each. There are presently nine (9) members serving on the Board of Directors. Three Class C Directors will be elected at the Annual Meeting to hold office until the 2005 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified.

Nominees for Election as Class C Directors:

         Name, Age and Business Experience                                         Director Since
--------------------------------------------------------------------------------   --------------
Stephen C. Voss (Age - 53) - Managing Director of Global Energy Development PLC       1997
("Global") since January 2002; Vice Chairman of the Board of Harken from May
2000 to November 2001; from September 1998 to May 15, 2000 he served as
Executive Vice President and Chief Operating Officer of Harken, and from 1990 to
September 1998 as Senior Vice President of Harken.

Marvin M. Chronister (Age - 51) - From August 1990 to May 2002 he served as a         2002
Director of Corporate Finance with Deloitte & Touche LLP; from December 1988 to
August 1990 he served as an investment banker with Kidder Peabody, and from
February 1987 to December 1988 he served with Merrill Lynch.

James H. Frizell (Age - 75) - From 1985 to 1987 and from 1989 to the present,         2001
Mr. Frizell has acted as an independent petroleum consultant.  From

1987 to 1989, he served as a Vice President of Pike Petroleum Corporation. From
1983 to 1985, he served as a Vice President of Valero Producing Company. From
1981 to 1983, he served as Vice President-Exploration and Senior Vice President at Freeport-McMoran.

         Each of the nominees for election as directors has agreed to serve if elected. Harken knows of no reason why any of the nominees for election as directors would be unable to serve. Should any of the nominees be unable to serve, all proxies returned to Harken will be voted in accordance with the best judgment of the persons named as proxies except where a contrary instruction is given.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RE-ELECTION OF MESSRS. VOSS, CHRONISTER, AND FRIZELL TO THE BOARD OF DIRECTORS.

Vote Required to be Elected as a Director

         To be elected a Director, each nominee must receive the affirmative vote of a plurality of the votes duly cast at the Annual Meeting. Abstentions and broker non-votes will have no effect on the election of nominees to the Board of Directors.

Directors Continuing in Office:

          Name, Age and Business Experience                                       Director Since     Term Expires
--------------------------------------------------------------------------------  --------------     ------------
Mikel D. Faulkner (Age - 53) - Chairman of the Board of Harken since February         1982               2003
1991; CEO of Harken since 1982, and President of Harken from 1982 until February
1993. Effective May 31, 2001, Mr. Faulkner also became the Chairman of the Board of Directors of Global.

Bruce N. Huff (Age - 52) - President and Chief Operating Officer of Harken since      1996               2003
March 1998 and Chief Financial Officer from February 1999 to June 2000; Senior
Vice President and Chief Financial Officer of Harken from 1990 to March 1998.

Larry G. Akers (Age - 64) - From 1996 to the present, Mr. Akers has acted as an
independent energy advisor/consultant. From 1978 to 1988, he served as Chairman,      2000               2004
President and CEO of ESCO Energy, Inc. From 1969 to 1978, Mr. Akers served as exploration and development manager for Laclede Gas.

Michael M. Ameen, Jr. (Age - 78) - From 1989 to 1999, Mr. Ameen served as a part      1994               2004
time consultant to Harken with regard to Middle Eastern exploration projects;
Independent Consultant on Middle East Affairs for the past twelve years;
Director of American Near East Refugee Aid (a charitable organization); Past director of Amideast (a charitable organization); Past director of Middle East
Institute; Past director of International College in Beirut, Lebanon; Past vice president of government relations and director of Washington office of Aramco;
Past president of Mobil Middle East Development Corporation; and Member, Energy
Intelligence Group International Advisory Board.

Dr. J. William Petty (Age - 60) - Professor of Finance and the W.W. Caruth            2000               2003
Chairholder of Entrepreneurship at Baylor

University from 1990 to the present; Served as dean of the Business School at Abilene Christian University from 1979 to 1990; served as a subject matter expert on a best-practices study by the American Productivity and Quality Center on the topic of shareholder value based management; served on a research team for the Australian Department of Industry to study the feasibility of establishing a public equity market for small and medium-sized enterprises in Australia.

H. A. Smith (Age - 65) - From June 1991 to the present, Mr. Smith has served as      1997           2004
a consultant to Smith International Inc., an oil field service company;
previously Mr. Smith served as Vice President Customer Relations for Smith
International, Inc.

                       DIRECTORS' MEETINGS AND COMMITTEES

         During 2001, the Board of Directors held six (6) meetings, which included three (3) regularly scheduled meetings and three (3) special meetings. The Board of Directors also acted by unanimous written consent twelve (12) times. During 2001, each current member of the Board of Directors attended or acted upon at least seventy-five percent (75%) of the total number of meetings of the Board of Directors and Committees on which he served.

         The Board of Directors has standing Audit, Compensation, Nominating, and Corporate Governance Committees, which are described below.

         Audit Committee. The Audit Committee is currently comprised of Messrs. Petty, Smith, and Ameen. During 2001, the Audit Committee was comprised of Messrs. Smith and Petty and Gary B. Wood, a former director. The functions of the Audit Committee and its activities, including review of the financial statements of Harken and receipt of reports and other communications from Harken's independent auditors, are described below under the heading Report of the Audit Committee. During 2001 the Audit Committee held five (5) meetings.

         Compensation Committee. The Compensation Committee is currently comprised of Messrs. Frizell, Akers and Petty. During 2001, the Compensation Committee was comprised of Messrs. Ameen and Akers and Robert Gerrity, a former director. The Compensation Committee is responsible for making and setting compensation for the chief executive officer of Harken; however, at December 31, 2001, the full Board of Directors adopted the Report on Chief Executive Compensation which appears on page 15. During 2001, the Compensation Committee held one (1) meeting.

         Nominating Committee. The Nominating Committee is comprised of Messrs. Smith and Ameen. During 2001, the Nominating Committee was comprised of Messrs. Ameen and Gary B. Wood, a former director. The Nominating Committee considers nominations for the Board of Directors, develops and reviews background information for candidates, and makes recommendations to the Board of Directors with respect to candidates for directors proposed by shareholders. Any shareholder wishing to recommend a candidate for consideration by the Board can do so in writing to the Secretary of Harken at its corporate offices in Houston, Texas, giving the candidate's name, biographical data and qualifications. Any such recommendation must be submitted before the deadline for receipt of shareholder proposals and must be accompanied by a written statement from the individual of his or her consent to be named as a candidate and, if nominated and elected, to serve as a director. The Nominating Committee did not hold any meetings during 2001.

         Corporate Governance Committee. The Corporate Governance Committee was formed in March 2002 and is comprised of Messrs. Ameen and Petty. The Corporate Governance Committee considers issues that arise from time to time with respect to the directors' and officers' duties and responsibilities to Harken and makes recommendations regarding such issues to the whole Board of Directors.

                            COMPENSATION OF DIRECTORS

         In 2001, each non-employee Director of Harken received an annual retainer of $20,000 plus $2,000 for attendance at each regular meeting. In addition, Directors serving on Committees received $4,000 for chairmanship and $1,000 per Committee meeting attended. Except for the compensation described in the preceding two sentences, non-employee Directors did not receive any additional fees for meetings attended.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         On October 21, 1997, Harken loaned Stephen C. Voss, a director of Harken, $80,000 at an interest rate of 7% per annum. Such loan is secured by options to purchase Common Stock of Harken granted to Mr. Voss. As of August 14, 2002, the outstanding principal balance of such loan was $80,000, and such loan is payable on demand.

         In May 2002, Harken entered into an agreement to forgive the repayment of a short-term loan in the amount of $64,000 to Larry E. Cummings, who was then an Executive Vice President and General Counsel of Harken. In June 2002, Mr. Cummings resigned as an officer of Harken due to health reasons.

                          EXECUTIVE OFFICERS OF HARKEN

         The officers of Harken are elected annually by the Board of Directors following each Annual Meeting of Stockholders, or as soon thereafter as practicable. Each officer holds office until the earlier of such time as his or her successor is duly elected and qualified, or his or her death, resignation or removal from office. Any officer elected or appointed by the Board of Directors may be removed by the Board of Directors whenever, in its judgment, the best interests of Harken will be served thereby, but such removal will be without prejudice to the contract rights, if any, of the person so removed.

         The executive officers of Harken, their ages and positions held with Harken and their business experience for the past five years are listed below.

           Name          Age                Position Held with Harken
--------------------   ------  ----------------------------------------------------------------
Mikel D. Faulkner        53    Chairman of the Board of Directors and Chief Executive Officer
Bruce N. Huff            52    President, Chief Operating Officer
James W. Denny, III      54    Executive Vice President - Operations
Anna M. Williams         32    Executive Vice President - Finance and Chief Financial Officer
Richard O. Cottle        46    Senior Vice President - Production
A. Wayne Hennecke        43    Senior Vice President - Finance and Secretary

         Mikel D. Faulkner has served as Chairman of the Board of Harken since February 1991 and Chief Executive Officer of Harken since 1982. Mr. Faulkner previously served as President of Harken between 1982 and 1993.

         Bruce N. Huff has served as a Director of Harken since August 1996. Mr. Huff has served as President and Chief Operating Officer of Harken since March 1998. Mr. Huff had previously served as Senior Vice President and Chief Financial Officer since 1990.

         James W. Denny, III has served as Executive Vice President - Operations since October 1999. From 1998 to October 1999, Mr. Denny served as Senior Engineer/Operations Manager for XPLOR Energy, Inc. From 1995 to 1998, Mr. Denny served as Vice President, Operations & Exploration for Polaris Exploration Corporation.

         Anna M. Williams has served as Executive Vice President - Finance and Chief Financial Officer since June 2001. Ms. Williams has served as Senior Vice President - Finance and Chief Financial Officer since June 2000 and as Vice President - International Finance since from 1998 to 2000 and as International Finance Manager from 1996 to 1998.

         Richard O. Cottle has served as Senior Vice President - Operations since January 2000. Since joining Harken in 1994, Mr. Cottle has served as Vice President of Operations and as Operations Manager for Harken Southwest Corporation, a wholly-owned subsidiary of Harken.

         Wayne Hennecke has been employed with Harken since 1988. Mr. Hennecke has served as Senior Vice President - Finance and Secretary of Harken since June 2002. Mr. Hennecke has served as Senior Vice President - Finance and Chief Accounting Officer of Harken since June 2001 and as Treasurer since June 1995, and had previously served as Vice President-Finance and Chief Financial Officer of Harken from April 1998 to December 1998.

                       COMPENSATION OF EXECUTIVE OFFICERS

         The following table sets forth certain information regarding the compensation paid during fiscal years 2001, 2000, and 1999 to Harken's Chief Executive Officer and Harken's four most highly compensated executive officers other than the Chief Executive Officer (the "named executive officers"). With respect to the Chief Executive Officer, please see the Report on Chief Executive Compensation on page 15 below.

                              SUMMARY COMPENSATION

-----------------------------------------------------------------------------------------------------------------------
                                                      Annual Compensation                     Long Term Compensation
-----------------------------------------------------------------------------------------------------------------------
                                                                                           Securities
                                                                                           Underlying
Name and Principal        Fiscal                             Other Annual     All Other   Options/SARs        Other
Position                   Year      Salary         Bonus   Compensation   Compensation       (#)         Compensation
-----------------------------------------------------------------------------------------------------------------------
Mikel  D. Faulkner        2001     $ 301,442(1)   $  2,414  $   5,356(2)   $   2,983(3)            --          --
Chairman and Chief        2000     $ 255,000      $ 25,000  $   1,915(4)   $  10,858(5)       200,000          --
Executive Officer         1999     $ 264,808(6)   $ 84,904  $   2,616(4)   $  10,000(7)        73,000          --
-----------------------------------------------------------------------------------------------------------------------
Bruce N. Huff             2001     $ 229,327(8)   $ 31,013  $  13,351(9)   $   2,983(3)            --          --
President and Chief       2000     $ 213,750(10)  $ 17,700  $  39,112(11)  $  10,858(5)        95,000          --
Operating Officer         1999     $ 206,250(12)  $ 55,000  $   7,875(4)   $  60,725(13)       46,000          --
-----------------------------------------------------------------------------------------------------------------------
Stephen C. Voss           2001     $ 223,269(14)  $ 25,000  $  22,800(15)  $   2,983(3)            --          --
Vice Chairman             2000     $ 205,000      $ 10,347  $  30,936(16)  $  10,858(5)            --          --
                          1999     $ 195,000      $ 55,000  $  12,000(4)   $  10,000(7)        46,000          --
-----------------------------------------------------------------------------------------------------------------------
James W. Denny, III       2001     $ 175,000      $    521  $  16,400(17)  $   2,970(18)           --          --
Executive Vice            2000     $ 151,442      $ 30,000  $   3,000(4)   $  10,789(19)       60,000          --
President                 1999            --            --         --             --               --          --
-----------------------------------------------------------------------------------------------------------------------
Guillermo Sanchez         2001     $ 189,909(20)  $ 25,000         --      $   3,654(21)           --          --
President of Harken       2000     $ 176,640            --         --      $  11,143(22)           --          --
International, Ltd.       1999     $ 169,399(23)  $ 11,500         --      $  10,000(7)        16,000          --
-----------------------------------------------------------------------------------------------------------------------

     (1)  Includes $16,442 for unused vacation time.
     (2) Includes $556 relating to use of company car and $4,800 club allowance.
     (3) Includes $2,625 of 401(k) matching and $358 in group term life premiums.
     (4)  Relating to use of company car.

(5)   Includes $10,500 of 401(k) matching and $358 in group term life premiums.
(6)   Includes $9,808 for unused vacation time.
(7)   Relates to 401(k) matching.
(8)   Includes $4,327 for unused vacation time.
(9)   Includes $8,551 relating to use of company car and $4,800 club allowance.
(10)  Includes $3,750 for unused vacation time.
(11) Includes $13,745 relating to use of a company car and debt forgiveness in the amount of $25,367.
(12)  Includes $11,250 for unused vacation time.
(13) Includes $10,000 relating to 401(k) matching and $50,725 relating to relocation expenses.
(14)  Includes $8,269 for unused vacation time.
(15)  Includes $18,000 relating to use of company car and $4,800 club allowance.
(16) Includes $15,716 relating to use of company car and debt forgiveness in the amount of $15,220.
(17)  Includes $11,600 relating to use of company car and $4,800 club allowance.
(18)  Includes $2,625 of 401(k) matching and $345 in group term life premiums.
(19)  Includes $10,500 of 401(k) matching and $289 in group term life premiums.
(20)  Includes $7,034 for unused vacation time.
(21)  Includes $2,625 of 401(k) matching and $1,029 in group term life premiums.
(22)  Includes $10,500 of 401(k) matching and $643 in group tem life premiums.
(23)  Includes $6,394 for unused vacation time.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

There were no grants of options nor stock appreciation rights made to any of Harken's executive officers during the last fiscal year.

               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR END OPTION/SAR VALUES

-------------------------------------------------------------------------------------------------------------------
                           Number of                        Number of Securities
                          Shares/SARs                      Underlying Unexercised         Value of Unexercised
                          Acquired on        Value       Option/SARs at Fiscal Year     In-the-Money Options/SARs
                           Exercise        Realized                  End                at Fiscal Year End /(1)/
=================================================================================================== ===============
         Name                                           Exercisable     Unexercisable  Exercisable  Unexercisable
-------------------------------------------------------------------------------------------------------------------
Mikel D. Faulkner             --              --            349,375           195,250      $ --           $ --
-------------------------------------------------------------------------------------------------------------------
Bruce N. Huff                 --              --            164,625            99,375      $ --           $ --
-------------------------------------------------------------------------------------------------------------------
Stephen C. Voss               --              --            158,625            84,375      $ --           $ --
-------------------------------------------------------------------------------------------------------------------
James W. Denny, III           --              --             17,500            47,500      $ --           $ --
-------------------------------------------------------------------------------------------------------------------
Guillermo Sanchez             --              --             78,000            18,000      $ --           $ --

(1) The closing price for the Common Stock as reported on the American Stock Exchange as of December 31, 2001 was $1.23. Value was calculated on the basis of the difference between the option exercise price and such closing price multiplied by the number of shares of Common Stock underlying the option.

                         CHANGE-IN-CONTROL ARRANGEMENTS

     On April 1, 2002 (but effective as of December 30, 1999), Harken and Mikel
D. Faulkner entered into that certain Amended and Restated Agreement Regarding Compensation in the Event of Change in Control (the "Change in Control Agreement") which provides that in the event of a "Change in Control" of Harken, Harken shall pay to Mr. Faulkner within thirty days' of such event, in addition to any other payments owing to Mr. Faulkner, a cash payment equal to thirty (30) times Mr. Faulkner's regular monthly salary which was last paid prior to the month in which such Change in Control event occurred.

     A "Change in Control" is defined as including: the sale of all or substantially all of the assets of

Harken; a transaction which results in more than fifty percent (50%) of the voting stock of Harken being owned by a person or party other than who owned or held such shares prior to such transaction; a "person" or "group" (within the meaning of Sections 13(d) or 14(d)(2) of the Securities Exchange Act of 1934), being or becoming the beneficial owner of more than fifty percent (50%) of the voting stock of Harken outstanding; the liquidation or dissolution of Harken; any other event or series of events that results in a change or right to change a majority of the members of Harken's Board of Directors; and any event which causes the triggering of or a Change in Control to occur under Harken's Stockholder Rights Plan. Under Harken's Stockholder Rights Plan, a triggering event occurs whenever any person (other than an employee stock option plan) becomes the beneficial owner of 15% or more of the shares of Common Stock then outstanding.

     Mr. Faulkner has waived the application of the "Change in Control" provisions of the Change in Control Agreement in connection with past capital restructuring transactions of Harken, and Mr. Faulkner intends to waive the application of such provisions for the Rights Offering and the restructuring of Harken's 5% European Notes as described in this Proxy Statement.

     On June 17, 2002, Harken entered into a Severance Agreement with Bruce N. Huff providing that in the event Mr. Huff is involuntarily terminated by Harken during the term of the Severance Agreement, Harken will pay Mr. Huff, in addition to any other payments owing to Mr. Huff, an amount equal to 9 months' salary (which salary shall be deemed to be the greater of Mr. Huff's salary at the time of termination or his salary as of June 17, 2002). The term of the Severance Agreement expires on June 17, 2003.

     On June 17, 2002, Harken entered into a Severance Agreement with James W. Denny III providing that in the event Mr. Denny is involuntarily terminated by Harken during the term of the Severance Agreement, Harken will pay Mr. Denny, in addition to any other payments owing to Mr. Denny, an amount equal to 9 months' salary (which salary shall be deemed to be the greater of Mr. Denny's salary at the time of termination or his salary as of June 17, 2002). The term of the Severance Agreement expires on June 17, 2003.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 2001, the Board of Directors, sitting in lieu of a Compensation Committee, participated in all deliberations concerning executive compensation (except that members of the Board of Directors who were also officers did not participate in deliberations concerning the compensation of the "named executive officers"). The members of the Board participating in such deliberations were Mikel D. Faulkner, Chairman of the Board and Chief Executive Officer, Bruce N. Huff, President and Chief Operating Officer, Stephen C. Voss, Managing Director of Global, Larry G. Akers, Michael M. Ameen, Jr., James H. Frizell, Dr. J. William Petty, and H. A. Smith. No executive officer of Harken served as a member of the board of directors or the compensation committee of any entity that has one or more executive officers serving on Harken's Board of Directors or Compensation Committee. As described above under "Certain Relationships and Related Transactions," on October 21, 1997, Harken loaned Stephen C. Voss, a director of Harken, $80,000 at an interest rate of 7% per annum. Such loan is secured by options to purchase Common Stock of Harken granted to Mr. Voss. As of August 14, 2002, the outstanding principal balance of such loan was $80,000, and such loan is payable on demand.

      COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires Harken's Directors and Executive Officers, and any persons who own more than ten percent of a registered class of Harken's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of Harken. Directors, executive officers and greater than ten percent stockholders are required by SEC regulations to furnish Harken with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms and written representations from certain reporting persons, Harken believes that all filing requirements applicable to its Directors and Executive Officers have been complied with during 2001.

                             AUDIT COMMITTEE REPORT

     The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Harken filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Harken specifically incorporates this Report by reference therein.

                                  [Insert date]

To the Board of Directors of Harken Energy Corporation:

     The Audit Committee of the Board of Directors, which is composed of three independent non-employee directors, reviews and discusses with Harken's auditors and management Harken's audited financial statements. During 2000, the Audit Committee developed a charter, which was approved by the full Board on June 13, 2000. The complete text of the charter, which reflects standards set forth in SEC regulations and American Stock Exchange rules, was reproduced in the appendix to last year's proxy statement.

     The Audit Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under its Charter. The Audit Committee has reviewed and discussed with management Harken's audited financial statements as of and for the year ended December 31, 2001. It has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

     We have received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the auditors the auditors' independence.

     Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in Harken's Annual Report on Form 10-K for the year ended December 31, 2001.

                                                  By:   Dr. J. William Petty
                                                        H.A. Smith
                                                        Michael M. Ameen, Jr.


                     REPORT ON CHIEF EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors develops and oversees Harken's compensation strategy. The strategy is implemented through policies designed to support the achievement of Harken's business objectives and the enhancement of stockholder value. The Compensation Committee reviews the annual compensation package on an ongoing basis throughout the year. Harken's compensation policies and programs are designed to align the annual compensation with the annual and long-term performance of Harken and to maintain a significant portion of that total compensation at risk, tied primarily to the creation of stockholder value. On December 31, 2001, the Board of Directors (the "Board"), sitting in lieu of the Compensation Committee, adopted this Report on Chief Executive Compensation.

     The Compensation Committee annually reviews and sets the base salary of the Chief Executive Officer ("CEO"). In establishing annual compensation for the CEO, the Compensation Committee takes into consideration many factors in making a determination of aggregate compensation. In adopting this Report, the Board, acting in lieu of the Compensation Committee, took into account for 2001 the following factors: (i) the financial results of Harken during the prior year; (ii) the performance of the Common Stock in the public market; (iii) compensation of chief executive officers employed by companies comparable to Harken; (iv) the achievements of management in completing significant projects during the year; (v) Harken's performance during the past year as compared to its peer companies in the oil and gas industry; (vi) the impact that the dramatic fluctuations in the prices of crude oil and natural gas have had on the Company during this past year; and
(vii) management's dedication and commitment in support of Harken. The Board exercised its judgment based upon the above criteria and did not apply a specific formula or assign a weight to each factor considered.

     In setting the CEO's compensation for 2001, the Board took note of the fact that Harken achieved significant success in 2001 toward implementing its overall business strategy and accomplishing goals that had been set by the Board. Harken completed certain key objectives which enhanced Harken's domestic oil and gas reserve base and consolidated its areas of emphasis of operations in the domestic United States. No cash bonus, other than certain minor compensation allowance items, was granted to the CEO during 2001. The CEO's base salary was increased by $30,000 in 2001 compared to his base salary for 2000.

     Harken's long-term incentive compensation consists of Harken's Stock Option Plans. The Compensation Committee views the granting of stock options and restricted stock awards as a significant method of aligning management's long-term interests with those of the stockholders. The Compensation Committee encourages executives, individually and collectively, to maintain a long-term ownership position in Harken's Common Stock. The Board, sitting in lieu of the Compensation Committee, did not grant to the CEO any additional stock options during 2001.

Federal Income Tax Considerations

     In 1993, the Internal Revenue Code was amended to place a $1.0 million cap on the deductibility on compensation paid to individual executives of publicly held corporations. The Board took this into account, however, upon review of the available regulations and interpretations, decided that it would not make the deductibility of Harken's compensation for federal income tax purposes a criterion to be used in establishing compensation of the named executives during the present review cycle. The Board took into consideration the belief that the current compensation levels of the CEO would not be subject to the cap. The Board continues to recognize that compensation should meet standards of reasonableness and necessity, which have been part of the Internal Revenue Code for many years.

                                          By:   Mikel D. Faulkner
                                                Bruce N. Huff
                                                Stephen C. Voss
                                                Larry G. Akers
                                                Michael M. Ameen
                                                James H. Frizell
                                                Dr. J. William Petty
                                                H. A. Smith


                         PERFORMANCE OF THE COMMON STOCK

     The following performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference the proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that Harken specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

     The graph below compares the cumulative total stockholder return on the Common Stock for the last five fiscal years with the cumulative total return on the S&P 500 Index and the Dow Jones Secondary Oils Stock Index over the same period (assuming the investment of $100 in the Common Stock, the S&P

500 Index and the Dow Jones Secondary Oils Stock Index on December 31, 1996 and reinvestment of all dividends).


                                   [GRAPH]

                      Comparison of Cumulative Total Return
                Assumes Initial Investment of $100 December 1996
                                     1996   1997    1998    1999    2000    2001
                                     ----   ----    ----    ----    ----    ----

Harken Energy Corp.                  $100   $233    $ 67    $ 27    $ 11    $  4
S&P 500 Index                         100    105      71      89     126     121
Dow Jones Secondary Oils Stock        100    133     171     208     189     166
Index

                         INDEPENDENT PUBLIC ACCOUNTANTS

     On August 28, 2001, Harken dismissed Arthur Andersen LLP ("Arthur Andersen") as Harken's independent accountants. Harken engaged Ernst & Young LLP ("Ernst & Young") as its new independent accountants. The decision to change Harken's independent accountants was made by Harken's Audit Committee of the Board of Directors. A representative of Ernst and Young LLP will be invited to attend the Annual Meeting and to make a statement if such representative desires to do so, and, if in attendance, will be available to respond to appropriate questions.

     Arthur Andersen's reports on Harken's consolidated financial statements for the years ended December 31, 2000 and 1999 did not contain an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope, or accounting principles.

     During the two years ended December 31, 2000 and the subsequent interim period preceding the decision to change independent accountants, there were no disagreements with Arthur Andersen on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of Arthur Andersen, would have caused the former accountant to make a reference to the subject matter of the disagreement(s) in connection with its reports covering such periods.

     During the two years ended December 31, 2000 and the subsequent interim period preceding the decision to change independent accountants, there were no "reportable events" (hereinafter defined) requiring disclosure pursuant to Item 304 (a) (1) (v) of Regulation S-K. As used herein, the term

"reportable events" means any of the items listed in paragraphs (a) (1) (v) (A)
- (D) of Item 304 of Regulation S-K.

     Effective September 5, 2001, Harken engaged Ernst & Young as its independent accountants. During the two years ended December 31, 2000 and the subsequent interim period preceding the decision to change independent accountants, neither Harken nor anyone on its behalf consulted Ernst & Young regarding either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Harken's consolidated financial statements, nor has Ernst & Young provided to Harken a written report or oral advice regarding such principles or audit opinion.

     Harken requested and obtained a letter from Arthur Andersen addressed to the Securities and Exchange Commission stating that it agrees with the above statements.

Fees Incurred Paid to Ernst & Young LLP

     In addition to performing the audit of Harken's consolidated financial statements, Ernst & Young LLP, provided various other services during 2001. The aggregate fees billed for 2001 for each of the following categories of services are set forth below:

     Audit Fees (1) ...........................  $  186,900
     Audit Related Fees (2)                      $   97,645
     Financial Information Systems Design And
       Implementation Fees (3) ................  $        0
     All Other Fees (4) .......................  $  719,152

     ________
     (1) "Audit fees" includes audit and review of Harken's 2001 financial statements.
     (2) "Audit Related Fees" relates to statutory audit work performed as well as registration statement post-audit review work.
     (3) Ernst & Young LLP provided no services related to financial information systems design and implementation during 2001.
     (4) "All other fees" includes fees for: (i) U.K. professional costs related to Global's application for listing on the Alternative Investment Market of the London Stock Exchange, and (ii) tax planning and the preparation of tax returns of the company and/or its subsidiaries.

     On September __, 2002, the Audit Committee reviewed the non-audit services provided to Harken by Ernst & Young LLP and concluded that such services are compatible with the maintenance of that firm's independence in the conduct of its auditing functions for Harken.

                  STOCKHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

     Under the SEC's proxy rules, stockholder proposals that meet certain conditions may be included in Harken's proxy statement and form of proxy for a particular annual meeting. Stockholders that intend to present a proposal at Harken's 2003 Annual Meeting of Stockholders must send the proposal to Harken so that it is received at Harken's principal executive offices no later than December 31, 2002 to be considered for inclusion in the proxy statement and form of proxy related to the 2003 Annual Meeting of Stockholders. Stockholders that have an intention to present a proposal that will not be included in the proxy statement and the form of proxy, must give notice to Harken no later than March 15, 2003 of the specific intention to do so. Any and all such proposals and notices should be sent to the attention of the Secretary of Harken. Any and all such proposals must comply with applicable Securities and Exchange Commission regulations in order to be included in Harken's proxy materials or to be presented at the Annual Meeting.

                         FINANCIAL AND OTHER INFORMATION

     The financial statements of Harken have been included as part of the Annual Report of Harken enclosed with this Proxy Statement. The financial statements and notes thereto, as well as Management's Discussion and Analysis of Financial Condition and Results of Operations, Quantitative and Qualitative Disclosures About Market Risk, and Changes In and Disagreements with Accountants on Accounting and Financial Disclosure, from the following forms are incorporated by reference:
Form 10-K for the year ended December 31, 2001, Form 10-Q for the quarters ended March 31, 2002 and June 30, 2002, as amended. In addition, a representative of Ernst & Young LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if he desires to do so and to be available to respond to appropriate questions from stockholders.

     Harken will provide to each person solicited, without charge except for exhibits, upon request in writing, a copy of its Annual Report on Form 10-K and its quarterly reports on Form 10-Q for the quarters ended March 31, 2002 and June 30, 2002, as amended, including the financial statements and financial statement schedules, as filed with the Securities and Exchange Commission for the year ended December 31, 2001. Requests should be directed to the Secretary, Harken Energy Corporation, 580 Westlake Park Blvd., Suite 600, Houston, Texas 77079, (281) 504-4000.

                                     By Order of the Board of Directors

                                     /s/ A. WAYNE HENNECKE
                                     -------------------------------------------
                                     A. Wayne Hennecke,
                                     Secretary

Houston, Texas
________, 2002

                            HARKEN ENERGY CORPORATION
                    PROXY SOLICITED BY THE BOARD OF DIRECTORS
       FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD            , 2002

         The undersigned hereby (1) acknowledges receipt of the Notice of Annual Meeting of Stockholders of Harken Energy Corporation ("Harken") to be held
           , 2002, and (2) constitutes and appoints A. Wayne Hennecke and Anna
M. Williams, and each of them, attorneys and proxies of the undersigned, with full power of substitution to each, for and in the name, place, and stead of the undersigned, to vote, and to act in accordance with the instructions set forth below, with respect to all of the shares of Common Stock of Harken standing in the name of the undersigned or with respect to which the undersigned is entitled to vote and act at that meeting and at any meetings to which that meeting is adjourned. In their discretion, the proxies may vote upon such other matters as may properly come before the meeting.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS ONE, TWO AND THREE.

1. PROPOSAL ONE: Approve a $10 million underwritten Rights Offering of Harken Common Stock and the issuance of such number of shares of Harken Common Stock necessary to accomplish the Rights Offering.

      [_] FOR             [_] AGAINST              [_] ABSTAIN

2. PROPOSAL TWO: Approve the redemption of up to $20 million principal amount of Harken's 5% European Notes and the issuance of such number of shares of Harken Common Stock necessary to redeem up to $20 million principal amount of such Notes.

      [_] FOR             [_] AGAINST              [_] ABSTAIN

3. PROPOSAL THREE: Election of three Class C directors of Harken, to hold office in accordance with Harken's Certificate of Incorporation until the 2005 Annual Meeting of Stockholders.

      Nominees: Stephen C. Voss, Marvin M. Chronister, and James H. Frizell.

      [_] FOR each of the nominees listed above,  [_] WITHHOLD AUTHORITY to vote except marked to the
                                                      contrary below

      (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY ONE NOMINEE, WRITE THE NAME OF SUCH NOMINEE IN THE SPACE PROVIDED BELOW.)

     The undersigned stockholder(s) authorizes the proxies to transact such other business as may properly come before the Annual Meeting or any adjournment(s) thereof.

     You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. This Proxy will be voted as specified. If no specification is made this Proxy will be voted FOR the proposals. Your shares cannot be voted unless you sign and return this card.

----------------     -----------------      ------------
(Signature)          (Signature)            (Date)



NOTE: PLEASE SIGN EXACTLY AS NAME APPEARS HEREON, JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH.